Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of PQ Corporation and its Subsidiaries of our report dated March 30, 2007 relating to the financial statements of Zeolyst International, which appears in PQ Corporation's Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
May 17, 2007